Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333 -152089 on Form F-3 and Post Effective Amendment No. 1 to Registration Statement No.333-148124 on Form S-8 of our reports dated May 15, 2009, relating to the consolidated financial statements of Euroseas Ltd. and Subsidiaries (the "Company") and management’s report on the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2008.

/s/ Deloitte. Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
May 15, 2009